Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 0032939 of Viper Networks, Inc. pertaining to the with respect to the consolidated financial statements and schedule of Viper Networks, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Viper Networks, Inc., included in this Annual Report (Form 10-KSB) for the year ended December 31, 2004.

/s/ Armando C. Ibarra
ARMANDO C. IBARRA, CPA
Chula Vista, Ca. 91910
April 14, 2005